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                                                                   EXHIBIT 1(c)

                          SUMMIT INVESTORS FUND, INC.

                             ARTICLES OF AMENDMENT

     SUMMIT INVESTORS FUND, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST: The charter of the Corporation is hereby amended by striking out ARTICLE FIFTH of the Articles of Incorporation, as heretofore amended, and inserting in lieu thereof the following:

          "FIFTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion
     (1,000,000,000), all of which shall be Common Stock having a par value of one cent ($.01) per share, and having an aggregate par value for all such shares of $10,000,000".

     SECOND: Immediately before the effectiveness of the amendment to the charter of the Corporation herein the Corporation had authority to issue Ten Million (10,000,000) shares of Common Stock, par value $.01 per share, having an aggregate par value of $100,000 and as amended the Corporation shall have authority to issue One Billion (1,000,000,000) shares of Common Stock, par value $.01 per share, having an aggregate par value of $10,000,000.

     THIRD: The amendment to the charter of the Corporation herein made was duly approved by the unanimous consent of the entire Board of Directors dated as of September 21, 1982; and that at the time of the approval by the Directors there were no shares of stock of the Corporation entitled to vote on the matter either outstanding or subscribed for.

     IN WITNESS WHEREOF, SUMMIT INVESTORS FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its duly authorized officers, who acknowledge and state that these Articles are the Act of the Corporation, that to the best of their knowledge, information and belief all matters set forth herein relating to the authorization and approval of the Articles are true in all material respects and that this statement is made under the penalties of perjury.

                                          SUMMIT INVESTORS FUND, INC.

                                          By   /s/ CHARLES T. BAUER
                                          ----------------------------------
                                                      President

Attest:

     /s/ ROBERT H. GRAHAM
-------------------------------
            Secretary